UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G/A
                    Under the Securities Exchange Act of 1934
				Amendment No. 2

                                 Inhibitex, Inc.
                                (Name of Issuer)

                                   Common Stock
                          (Title of Class of Securities)

                                    45719T103
                                 (CUSIP Number)

                                December 31, 2011

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b)

[ ] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               CUSIP No. 45719T103




       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Advisors LLC

       2.    Check the Appropriate Box if a Member Of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,544,249
Beneficially
Owned by         7.  Sole Dispositive Power:  0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,544,249

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,544,249

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.19%

       12.   Type of Reporting Person (See Instructions) IA

                               CUSIP No. 45719T103



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             OrbiMed Capital GP III LLC

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             Delaware

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,520,183
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power:  2,520,183

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person
             2,520,183

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.16%

       12.   Type of Reporting Person (See Instructions) OO

                               CUSIP No. 45719T103



       1.    Names of Reporting Persons.
             I.R.S. Identification Nos. of above persons (entities only).

             Samuel D. Isaly

       2.    Check the Appropriate Box if a Member of a Group (See Instructions)

             [ ] (a)
             [ ] (b)

       3.    SEC Use Only

       4.    Citizenship or Place of Organization

             United States

       5.    Sole Voting Power: 0
Number of
Shares           6.  Shared Voting Power: 2,544,249
Beneficially
Owned by         7.  Sole Dispositive Power: 0
Each Reporting
Person With      8.  Shared Dispositive Power: 2,544,249

       9.    Aggregate Amount Beneficially Owned by Each Reporting Person:
             2,544,249

       10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

       11.   Percent of Class Represented by Amount in Row (9) 3.19%

       12.   Type of Reporting Person (See Instructions) HC

Item 1. (a)  Issuer: Inhibitex, Inc.

             1.      Address:
                     9005 WESTSIDE PARKWAY
 		     ALPHARETTA GA 30009


Item 2. (a)  Name of Person Filing:
             OrbiMed Advisors LLC
             OrbiMed Capital GP III LLC
             Samuel D. Isaly

        (b)  Address of Principal Business Offices:

             601 Lexington Avenue, 54th Floor
	     New York, NY 10022

        (c)  Citizenship:
             Please refer to Item 4 on each cover sheet for each filing person

        (d)  Title of Class of Securities
             Common stock

        (e)  CUSIP Number: 45719T103


Item 3. OrbiMed Advisors LLC is an investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E). Samuel D. Isaly is and OrbiMed Capital GP III LLC are control persons in accordance with ss.240.13d-1(b)(1)(ii)(G).

Item 4.  Ownership

         Please see Items 5 - 9 and 11 for each cover sheet for each filing separately

Item 5.  Ownership of Five Percent or Less of a Class

         Reporting persons are holding 3.19% (3.16% in the case of OrbiMed Capital GP III LLC) of the shares and share equivalents issuable upon the conversion of warrants on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or proceeds from sale of, such securities. No one such other person's interest in the securities whose ownership is reported here relates to more than five percent of the class.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

	 Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         Not Applicable


Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                               SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2012
                                       OrbiMed Advisors LLC

                                       By: /s/ Samuel D. Isaly
                                       --------------------------
                                       Name:  Samuel D. Isaly
                                       Title: Managing Member

                                       OrbiMed Capital GP III LLC
				       By:     OrbiMed Advisors LLC,
                                               its Managing Member
          			       By:     /s/ Samuel D. Isaly
         			       Name: Samuel D. Isaly
				       Title:   Managing Member


                                       By: /s/ Samuel D. Isaly
                                       --------------------------
                                       Name:  Samuel D. Isaly


			JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on this Schedule 13G/A, dated February 14, 2012 (the "Schedule 13G/A"), with respect to the Common Stock, par value $.001 per share, of Inhibitex, Inc. is filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, and that this Agreement shall be included as an Exhibit to this Schedule 13G/A. Each of the undersigned agrees to be responsible for the timely filing of the
Schedule 13G/A, and for the completeness and accuracy of the information concerning itself contained therein. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 14th day of February 2012.


                                          OrbiMed Advisors LLC

                                          By: /s/ Samuel D. Isaly
                                          ---------------------------
                                          Name:  Samuel D. Isaly
                                          Title: Managing Member

                                          OrbiMed Capital GP III LLC
				          By:     OrbiMed Advisors LLC,
                                                  its Managing Member
          			          By:     /s/ Samuel D. Isaly
         			          Name: Samuel D. Isaly
				          Title:   Managing Member


                                          By: /s/ Samuel D. Isaly
                                          ----------------------------
                                          Name:  Samuel D. Isaly


		    Statement of Control Person

The Statement on this Schedule 13G/A dated February 14, 2012 with respect to the common stock, $.001 par value per share, of Inhibitex, Inc.
is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k),respectively,as control person (HC) of OrbiMed Advisors LLC and OrbiMed Capital GP III LLC.

Orbimed Capital GP III LLC files this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as a control person (HC).

OrbiMed Advisors LLC files this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k), respectively, as investment advisors (IA).